PIMCO TACTICAL INCOME FUND

AMENDMENT NO. 1 TO THE BYLAWS

The undersigned, being the sole Trustee of PIMCO Tactical Income Fund (the “Fund”), hereby amends the Fund’s Bylaws (the “Bylaws”) as follows:

1.	The Bylaws are hereby amended to reflect the change in name of the Fund to “PIMCO Dynamic Income Opportunities Fund.”

The foregoing amendment shall be effective as of the close of business on the 24th day of March, 2020.

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Bylaws of the Fund as of the 24th day of March, 2020.

/s/ Eric D. Johnson
Eric D. Johnson